SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-8A
NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940
The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Symmetry Panoramic Trust
Address of Principal Business Office:
151 National Drive
Glastonbury, Connecticut 06033
Telephone Number:
(800) 786-3309
Name and Address of Agent for Service of Process:
John A. Mooney
Symmetry Partners, LLC.
151 National Drive
Glastonbury, Connecticut 06033
Check Appropriate Box:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]     NO [   ]

SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the town of Glastonbury and State of Connecticut on the 5th day of April, 2018.
Symmetry Panoramic Trust

By:	/s/ John A. Mooney
Name: John A. Mooney
Title: Trustee

Attest:	/s/ Sara A. Taylor
Name: Sara A. Taylor
Title: Compliance Officer